Exhibit 99.1

       Union Financial Bancshares, Inc. Announces First Quarter Earnings

     UNION, S.C.--(BUSINESS WIRE)--April 20, 2005--Union Financial Bancshares, Inc. (NASDAQ: UFBS) today reported earnings for the three months ended March 31, 2005 of $539,000 compared to net income of $509,000 for the first quarter of 2004, a 5.89% increase. Earnings per share were $0.27 per share (dilutive) for the first quarter of 2005, versus $0.25 per share (dilutive) for the first quarter of 2004.
     The company also declared a quarterly cash dividend of $0.10 per share payable on May 16, 2005 to shareholders of record on April 29, 2005.
     Net interest income before the loan loss provision for the current quarter increased $190,000, or 8.41%, to $2.5 million compared to $2.3 million for the same period in the previous year. The increase was due primarily to higher average loan balances over the previous year along with an increase in yield on loans that resulted from a higher concentration of commercial lending. Provision for loan losses for the current quarter totaled $208,000 compared to $135,000 for the same period in the previous year. The increase in provision for loan losses as compared to the previous year was primarily due to the 13.6% increase in net loans over the previous year that was offset by an improvement in asset quality.
     Non interest income for the current quarter decreased $50,000, or 7.97%, to $577,000 compared to $627,000 for the same period in the previous year. The decrease was due to lower fees generated from third party investment brokerage and financing receivables programs due to a reduction in product volumes. Non interest expense for the current quarter increased $22,000 or 1.06% to $2.10 million compared to $2.08 million for the same period in the previous year.
     At March 31, 2005, assets totaled $354.4 million, an 0.80% increase from $351.6 million at December 31, 2004. Net loans receivable increased $5.2 million, or 3.06%, during the period to $176.3 million at March 31, 2005, compared to $171.1 million at December 31, 2004. Investment and mortgage-backed securities at March 31, 2005, increased 0.14% to $143.7 million from $143.5 million at December 31, 2004. Growth in transaction accounts resulted in deposits increasing 3.75% to $236.1 million at March 31, 2005 compared to $227.6 million at December 31, 2004. The increase in loans was funded with cash on hand and an increase in deposits.
     Commenting on the first quarter results, Dwight V. Neese, President and Chief Executive Officer, stated: "We are delighted to be able to continue to report very positive loan and deposit trends along with higher quarterly income increases. Not only were we able to increase our year to year income by approximately 6%, we continue to make significant progress in restructuring our balance sheet to become a stronger core bank. During the last two years, we have increased our consumer and commercial loan portfolios by 63% while decreasing our residential loan portfolio by 31%. Clearly, we continue to make changes to transform the way we do business."
     Union Financial Bancshares is the holding company for Provident Community Bank, which operates seven banking locations in the upstate of South Carolina. At March 31, 2005, Union Financial had $354.4 million in total assets and total stockholders' equity of $24.5 million.


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                    Union Financial Bancshares, Inc.
             First Quarter - Year Ending December 31, 2005
----------------------------------------------------------------------

                         Financial Highlights
            (Unaudited) ($ in thousands, except share data)

                                  At         At
Balance Sheet                  3/31/05   12/31/04   $ Change % Change
----------------------        ---------- ---------- -------- ---------

Total assets                 $  354,419 $  351,598 $  2,821     0.80%
Cash and interest-bearing
 deposits                        10,714     13,197   -2,483   -18.81%
Investments & mortgage-backed
 securities                     143,702    143,494      208     0.14%
Loans receivable (net)          176,332    171,094    5,238     3.06%
Goodwill and intangible
 assets                           4,053      4,212     -159    -3.77%
Deposits                        236,131    227,589    8,542     3.75%
Advances and other
 borrowings                      83,500     87,500   -4,000    -4.57%
Stockholders' equity             24,552     26,019   -1,467    -5.64%
Outstanding shares            1,913,069  1,957,989  -44,920    -2.29%
Book value per share         $    12.83 $    13.29   -$0.45    -3.42%
Tangible book value per
 share                       $    10.72 $    11.14   -$0.42    -3.79%



                                           Three Months Ended
                                               March 31,
                               ---------------------------------------
Income Statement                 2005       2004   $ Change  % Change
---------------------------    ---------------------------------------

Net interest income          $    2,450 $    2,260 $    190     8.41%
Provision for loan losses           208        135       73    54.07%
                               ---------------------------------------
Net interest income after
 loan loss provision              2,242      2,125      117     5.51%
Noninterest income                  577        627      -50    -7.97%
Noninterest expense               2,102      2,080       22     1.06%
Income tax                          178        163       15     9.20%
                               ---------------------------------------
Net income                   $      539 $      509 $     30     5.89%
                               =======================================
Earnings per share: basic    $     0.28 $     0.26 $   0.02     7.69%
                               =======================================
Earnings per share: diluted  $     0.27 $     0.25 $   0.02     8.00%
                               =======================================


                                                Three Months Ended
                                                    March 31,
                                                --------------------

       Key Financial Ratios                         2005     2004
       --------------------                       --------  --------
       Return on average assets                     0.61%    0.59%
       Return on average stockholders' equity       8.43%    7.88%
       Operating expense to average assets          2.19%    2.32%
       Capital to average assets                    9.16%    9.94%


     CONTACT: Union Financial Bancshares, Inc.
              Dwight V. Neese, 864-429-1863